UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      November 17, 2014

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-221-7800

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

The registrant previously reported that (i) on February 26, 2014, it entered into an exclusivity agreement (“Exclusivity Agreement”) with Keeneland Association, Inc. (“Keeneland”) to own, manage, and operate instant racing and, if authorized, traditional casino gaming at race tracks in Kentucky, subject to completion of definitive documents for each opportunity and on June 12, 2014, registrant and Keeneland amended the Exclusivity Agreement to June 30, 2019, and (ii) the registrant and Keeneland entered into a letter of intent that provided for an exclusive option to purchase the Thunder Ridge Raceway in Prestonsburg, Kentucky, subject to the completion of definitive documents and the approval of the Kentucky Horse Racing Commission, including the approval to transfer the racing license to a to-be-constructed quarter horse racetrack near Corbin, Kentucky to be owned 75% by us and 25% by Keeneland.

The registrant and Keeneland, on November 17, 2014, entered into a Termination Agreement to terminate all agreements between them. In connection therewith (i) Keeneland released and discharged registrant, its officers , directors and employees, agents and any other person or entity that may be responsible for the acts or omissions of registrant and (ii) Keeneland agreed to indemnify and hold registrant and its officers, directors , agents and employees harmless from any obligations arising under the agreements between them. Keeneland also paid the registrant $200,000.00 in connection with the termination of the agreements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: November 19, 2014	/s/ Deborah J. Pierce
Deborah J. Pierce
Chief Financial Officer

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